Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Three Months Ended July 25, 2009			Fiscal Year (1) (2)
		2009	2008	2007	2006	2005
Earnings
Income before income taxes -
Continuing operations	$46,989	$57,133	$73,941	$65,693	$30,829	$70,529
Discontinued operations	—	—	(10,230)	(34,438)	(29,572)	(205)

Subtotal	46,989	57,133	63,711	31,255	1,257	70,324
Plus:
Fixed charges	8,378	33,251	34,408	32,357	26,591	19,826
Amortization of capitalized interest	26	104	72	36	49	48
Less interest capitalized during period	(33)	(70)	(272)	(336)	—	—

	$55,360	$90,418	$97,919	$63,312	$27,897	$90,198

Fixed Charges
Interest (expensed or capitalized)	$3,858	$16,141	$18,157	$21,149	$17,951	$11,623
Estimated portion of rent expense representative of interest	844	3,117	3,206	3,117	3,511	3,291
Amortization of deferred financing fees	3,676	13,993	13,045	8,091	5,129	4,912

	$8,378	$33,251	$34,408	$32,357	$26,591	$19,826

Ratio of earnings to fixed charges	6.6	2.7	2.8	2.0	1.0	4.5

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.
(2)	See Note 9 of Notes to Condensed Consolidated Financial Statements regarding adjustment pursuant to FSP APB 14-1.